Exhibit 21.1

FINJAN HOLDINGS, INC. SUBSIDIARIES

The following are the subsidiaries of Finjan Holdings, Inc.:

Finjan, Inc., a Delaware corporation
CybeRisk Security Solutions, Ltd, an Israeli company
Finjan Mobile, Inc., a Delaware corporation